Exhibit 10.2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into on December 7, 2005, but effective as of November 30, 2005 (the “Effective Date”), by and among the parties listed below:

SELLING	OLIVER KENDALL KELLEY
STOCKHOLDER:	Address: 8101 West 34th Avenue
Amarillo, Texas 79159-1166
Telephone No.: (806) 355-5679
Facsimile No.: (806) 353-9611

With a copy to:	Jeff Shrader
Joel Howard
Sprouse Shrader Smith, P.C.
701 South Taylor, Suite 500
P.O. Box 15008
Amarillo, Texas 79105-5008
Telephone No.: (806) 468-3300
Facsimile No.: (806) 373-3454

BUYER:	APOLLO LNG, INC.,
a Texas corporation
Address: Mr. Dennis McLaughlin
3001 Knox, Suite 407
Dallas, Texas 75205
Telephone: (214) 389-9800
Facsimile No.: (214) 389-9806

APOLLO RESOURCES INTERNATIONAL, INC.
a Utah corporation
Mr. Dennis McLaughlin
3001 Knox, Suite 407
Dallas, Texas 75205
Telephone: (214) 389-9800
Facsimile No.: (214) 389-9806

With a copy to:	George Lowrance
Chappell, Hill & Lowrance, L.L.P.
2501 Parkview, Suite 220
Fort Worth, Texas 76102
Telephone No.: (817) 332-1800
Facsimile No.: (817) 332-1956

With a copy to:	Roger Crabb
Scheef & Stone, LLP
5956 Sherry Lane, Suite 1400
Dallas, Texas 75225
Telephone No.: (214) 706-4224
Facsimile No.: (214) 706-4242

RECITALS

WHEREAS, TxHLDM, Inc. (“HLDM”) is a corporation organized under the laws of the State of Texas; and

WHEREAS, All of the issued and outstanding stock (the “Stock”) of HLDM is owned by Oliver Kendall Kelley (“Kelley” or “Selling Stockholder”); and

WHEREAS, HLDM owns all of the Member Units (the “Member Units”) of Arizona LNG, L.L.C. (“Arizona LNG” and, along with HLDM, the “Companies,” and each, a “Company”), a limited liability company organized under the laws of the State of Nevada; and

WHEREAS, Apollo Resources International, Inc. (“Apollo”) is a corporation organized under the laws of the State of Utah; and

WHEREAS, Apollo LNG, Inc. is a corporation organized pursuant to the laws of the State of Texas (“Apollo LNG”), and is a subsidiary of Apollo; and

WHEREAS, Apollo LNG is a newly organized and capitalized business, Apollo will gain substantial benefit under this Agreement, and Selling Stockholder has entered into this Agreement substantially in reliance upon the representations, warranties, covenants and agreements of Apollo hereunder (hereinafter, Apollo, Apollo LNG, and Selling Stockholder may be referred to collectively, as the “Parties,” and each a “Party”); and

WHEREAS, Apollo LNG wishes to acquire the Stock and Kelley wishes to sell the Stock; and

NOW, THEREFORE, subject to the terms and conditions herein expressed, the Parties agree as follows:

AGREEMENT

1.                                      DEFINITIONS.

1.1.                              Except as otherwise provided or unless the context otherwise requires, and in addition to terms defined in other provisions of this Agreement, the following terms shall have the meanings specified in this Section 1.1 when capitalized and used in this Agreement.

(a)                                  “Affiliate” of a specified Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified, and in the case of a specified Person who is a natural person, his/her spouse, his/her issue, his/her parents, his/her estate and any trust entirely for the benefit of his/her spouse and/or issue.

(b)                                 “Agreement” shall mean this Stock Purchase Agreement, including the Disclosure Schedules attached hereto.

(c)                                  “ALT” shall mean Applied LNG Technologies USA, L.L.C.

(d)                                 “ALT Member Units” shall mean all of the issued and outstanding limited liability company membership interests in ALT.

(e)                                  “Business Day” shall mean any day during which the Citibank, NA office at 53rd and Park Avenue, New York, New York is open for business.

(f)                                    “Cash” shall mean immediately available funds, in US Dollars.

(g)                                 “Collateral Agreements” shall mean the Purchase Note, the Security Documents, the Intercreditor Agreement, the Gas Supply MOU, and the Transition Services Agreement.

(h)                                 “Commercially Reasonable Efforts” shall mean those efforts which a prudent business person would exert using sound business judgment in like circumstances.

(i)                                     “Confidentiality Agreement” shall mean the Confidentiality Agreement dated September 26, 2005, between ALT and Apollo.

(j)                                     “Disclosure Schedule” shall mean the schedules attached to this Agreement.

(k)                                  “Effective Closing Date” shall mean November 30, 2005.

(l)                                     “Effective Date” has the meaning given to it in the introductory paragraph of this Agreement.

(m)                               “Gas Supply MOU” shall mean the Memorandum of Understanding of even date herewith between Apollo, Apollo Production, and Arizona LNG, L.L.C.

(n)                                 “Governmental Approvals” shall mean any authorization, approval, consent, license, registration, lease, ruling, permit, tariff, certification, exemption, filing or registration by or with any Governmental Authority.

(o)                                 “Governmental Authority” shall mean the United States, any state, county, or city, any political subdivision, agency, court or instrumentality of any of the foregoing, and any governmental or quasi-Governmental Authority, agency or body having jurisdiction over the respective assets or the Person in question.

(p)                                 “Intercreditor Agreement” shall mean the Intercreditor Agreement of even date herewith between Ken Kelley, Arizona LNG, and Jack B. Kelley, Inc.

(q)                                 “JBK Liens” shall mean the Liens of Jack B. Kelley, Inc., on certain assets of ALT as more particularly described in that certain Security Agreement, dated as of November 1, 2005, executed by ALT, in favor of Jack B. Kelley, Inc., securing payment of that certain Promissory Note dated November 1, 2005, in the original principal sum of $8,000,000, executed by ALT, and payable to the order of Jack B. Kelley, Inc.

(r)                                    “Knowledge,” “known” and “knows,” shall mean the knowledge, either actual or constructive (based upon what a reasonable person in the applicable position with a Party should know), of (i) a Responsible Officer of that Party and (ii) in the case of the knowledge of Selling Stockholder, and without limiting clause (i) above, the Responsible Officers of HLDM, Arizona LNG, and each of Ken Kelley, Eric Alexander and Steve Bartlett and (iii) in the case of the knowledge of Apollo LNG and of Apollo, and without limiting clause (i) above, the Responsible Officers of Apollo, Apollo LNG and each of Dennis McLaughlin, Mark Ariail, Lyle Justus, Wayne McPherson, and Christopher Chambers.

(s)                                  “Law” or “Laws” shall mean any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction (including applicable permits and Governmental Approvals) of any applicable Governmental Authority.

(t)                                    “Liens” shall mean any lien, charge, hypothecation, pledge, mortgage, title retention agreement, security interest, adverse claim, option, or pledge of any nature, kind or description whatsoever and any agreement to create any of the foregoing.

(u)                                 “Losses” shall mean any and all liabilities, payments, losses, suits, claims, costs, or expenses (including attorneys fees and costs of investigation incurred in defending against such liabilities, payments, losses, suits, claims, costs or expenses).

(v)                                 “Material Adverse Effect” or “Material Adverse Change” shall mean any change in or effect on, HLDM, Arizona LNG, Apollo LNG or Apollo, as the case may be (including the businesses thereof) which is, or reasonably could be expected to be, materially adverse to the business, operations, assets, condition (financial or otherwise) or prospects of any such entity.

(w)                               “Mountain States Stock Purchase Agreement” shall mean the Stock Purchase Agreement of even date herewith between Neptune Leasing, Inc., Golden Spread Energy, Inc., Apollo, and Apollo Production & Operating, Inc.

(x)                                   “Neutral Accountant” shall mean KPMG LLP, U.S., or a similar nationally recognized firm agreed upon by the Parties.

(y)                                 “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency).

(z)                                   “Permitted Liens” shall mean any of the following:  (i) Liens for current taxes,  assessments or government charges not yet due and payable and clearly reflected on the appropriate company balance sheet and adequately reserved for, (ii) Liens that, when taken together, would not materially detract from the market value or materially interfere with the present businesses of HLDM, Arizona LNG, Apollo LNG or of Apollo, as applicable, or otherwise have a Material Adverse Effect, (iii) and Liens set forth on Schedule 1.1(z).

(aa)                            “Person” shall mean and include an individual,  partnership,  limited partnership,  limited liability company,  corporation,  association,  joint stock company,  trust,  joint venture, unincorporated organization, or a Governmental Authority.

(bb)                          “Responsible Officer” shall mean, with respect to any Person, the chief executive officer, the president, the respective vice presidents in charge of operations, legal, finance, and accounting of such Person and, in each case, any Person fulfilling substantially the same role for such Person, however designated.

(cc)                            “Transfer and Exchange Agreement” shall mean the Transfer and Exchange Agreement by and between Neptune Leasing, Inc., Golden Spread Energy, Inc., Apollo Resources International, Inc., and Apollo LNG, Inc., of even date herewith.

(dd)                          “Transition Services Agreement” shall mean the Transition Services Agreement of even date herewith between Golden Spread Energy, Inc. and Apollo.

1.2.                              Rules of Interpretation.

(a)                                  The singular includes the plural, and the plural includes the singular.

(b)                                 A reference to any Law includes any amendment or modification thereto, all rules and regulations promulgated under such Law and all administrative and judicial authority exercisable thereunder.

(c)                                  A reference to any contract, agreement or instrument includes any amendment or modification thereto including by waiver or consent.

(d)                                 A reference to Person includes its permitted successors and assigns.

(e)                                  Any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date.

(f)                                    This Agreement shall be deemed to have been drafted by each Party hereto and this Agreement shall not be construed against any Party as a principal drafts Person.

2.                                      AGREEMENT FOR PURCHASE AND SALE OF STOCK.

2.1.                              Purchase and Sale of Stock.  Upon the terms and subject to the conditions set forth in this Agreement, the Selling Stockholder shall sell to Apollo LNG, and Apollo LNG, shall purchase from the Selling Shareholder the Stock for an aggregate purchase price (the “Purchase Price”) equal to (i) a promissory note (the “Purchase Note”) in the original principal amount of Six Million Dollars and more particularly described in Section 2.2(a) below; and (ii) Cash in the amount of Four Million Five Hundred Thousand Dollars ($4,500,000.00) (the “Cash Payment” and, along with the Purchase Note, is referred to herein as the “Purchase Price”). The

Cash Payment is subject to adjustment subsequent to Closing as provided in Section 2.3 hereof.  At the Closing referred to in Section 3.1:

(a)                                  The Selling Stockholder shall sell, assign, transfer, and deliver to Apollo LNG the shares representing 100% of the Stock, together with appropriate documentation of the ownership by HLDM of all of the Member Units and shall represent to Apollo LNG that there are no additional shares of stock in HLDM or membership interests in Arizona LNG of any nature or of any category and shall deliver the certificates representing the Stock accompanied by stock powers duly executed in blank; and

(b)                                 Apollo LNG shall accept and purchase the Stock from the Selling Stockholder and in payment thereof shall deliver to the Selling Stockholder the Purchase Note and the Cash.

2.2.                              The Purchase Note and The Cash.

(a)                                  The Purchase Note shall be a negotiable promissory note, executed and delivered by Apollo and Apollo LNG, jointly and severally, the terms of which shall, among others, contain the following: (i) the term of the Purchase Note shall be for six (6) years after the Closing, as that term is defined herein below; (ii) commencing on December 1, 2006, the Purchase Note shall bear interest at the rate of eight and one-half percent (8-1/2%) per annum, payable semi-annually beginning June 1, 2007, at which time the Purchase Note shall have accrued interest for a period of six (6) months after the Closing and payable semi-annually thereafter until the Purchase Note shall be fully re-paid; (iii) the principal of the Purchase Note shall be repaid in six annual installments of One Million Dollars ($1,000,000.00), each, commencing on December 1, 2006, with the final payment due and payable on December 1, 2011; (iv) the Purchase Note shall be secured by a Lien (the “Purchase Lien”) on the stock and assets of Apollo LNG, the Stock and assets of HLDM, the assets and Member Units of Arizona LNG, and the assets of ALT and the ALT Member Units (the “Purchase Lien Collateral”), and (v) the Purchase Note shall be substantially in the form of Schedule 2.2(a)-1.  The Purchase Lien shall be senior and superior to any other debts, encumbrances, security interests, Liens or hypothecations of the Purchase Lien Collateral; provided, however, that the JBK Lien shall be superior to the Purchase Lien.  Apollo and Apollo LNG shall at the Closing, and from time to time thereafter, deliver, and shall cause ALT, HLDM and Arizona LNG to deliver, such security agreements, deeds of trust, mortgages, Uniform Commercial Code financing statements, and other instruments and documents, in form and substance reasonably satisfactory to Selling Stockholder, as are necessary and appropriate to create and perfect the Liens contemplated under this Section, (collectively, the “Security Documents”), including a Security Agreement substantially in the form of Schedule 2.2(a)-2, and at the Closing, the delivery of the Stock of HLDM and of Apollo LNG, with stock powers endorsed in blank.

(b)                                 The Cash shall be payable to the Selling Stockholder at the Closing.

(c)                                  The payment and performance of the Purchase Note and the payment and performance of all obligations, liabilities, covenants and agreements of Apollo LNG under this Agreement, shall be the joint and several obligations of Apollo and Apollo LNG.

2.3.                              The Cash Adjustment.

(a)                                  If the combined cash and working capital of Arizona LNG and ALT, as of the Effective Closing Date (“Combined Cash and Working Capital”) is less than $13,550,000.00 (the “Target Amount”), the Cash Payment shall be reduced by an amount equal to the amount by which such Combined Cash and Working Capital is less than the Target Amount.  If the Combined Cash and Working Capital exceeds the Target Amount, the Cash Payment shall be increased by an amount equal to the amount by which the Combined Cash and Working Capital exceeds the Target Amount.

(b)                                 Within 30 days after the Closing Date, Selling Stockholder shall prepare and deliver to Apollo LNG Selling Stockholder’s determination of the Combined Cash and Working Capital as of the Effective Closing Date (the “Working Capital Calculation”).  The Working Capital Calculation shall take into account only the specific categories set forth on Schedule 2.3(b), as reflected on the unaudited balance sheets of Arizona LNG and ALT, as of the Effective Closing Date, and which shall be delivered to Apollo LNG contemporaneously with the delivery of the Working Capital Calculation.

(c)                                  The Working Capital Calculation shall be final and binding on each of the Parties hereto and their respective Affiliates unless Apollo LNG objects, by giving written notice within five (5) Business Days after Apollo LNG’s receipt of the Working Capital Calculation, to the Working Capital Calculation.  Such notice shall state in reasonable detail the item or items in dispute, and shall state the amount of any adjustment that Apollo LNG believes should be made to the Working Capital Calculation.

(d)                                 In the event of a dispute, Apollo LNG and Selling Stockholder will use their reasonable efforts to resolve any such objections, and any resolution by them shall be final and binding on them.  If Apollo LNG and Selling Stockholder do not resolve any such dispute within ten Business Days after receipt of Apollo LNG’s written notice of dispute, then Apollo LNG and Selling Stockholder shall, within five Business Days, submit any such unresolved dispute to the Dallas, Texas office of the Neutral Accountant, which firm shall, within 30 days of such submission, resolve such remaining dispute and such resolution shall be binding and conclusive on the Parties. The fees and expenses of the Neutral Accountant shall be shared equally by Apollo LNG and Selling Stockholder. If issues in dispute are submitted to the Neutral Accountant for resolution, each Party will furnish to the Neutral Accountant such work papers and other documents and information relating to the disputed issues as the Neutral Accountant may request and are available to that Party, and each Party will be afforded the opportunity to present to the Neutral Accountant any material relating to the determination and to discuss the determination with the Neutral Accountant.  The determination by the Neutral Accountant of the Working Capital Calculation as set forth in a notice delivered by the Neutral Accountant to both Parties will be final and binding on the Parties hereto.

(e)                                  Any Cash Payment adjustment shall be paid by Apollo LNG, on the one hand, or by Selling Stockholder on the other hand, as applicable (taking into account any payments made pursuant to Section 2.2(c), on the fifth Business Day following final determination of the Working Capital Calculation, by wire transfer of immediately available funds.

3.                                      CLOSING

3.1.                              Closing and Preparation Therefor.  The closing of the transactions contemplated by this Agreement (“Closing”) shall be transacted on the date five (5) days after all conditions set forth in Sections 5.1 and 5.2 have been satisfied or waived, or such other date as may be mutually agreed to by Selling Stockholder and Apollo LNG, but in no event after December 7, 2005 (the “Closing Date”) and shall occur at the offices of Sprouse Shrader Smith, P.C., Amarillo, Texas or such other location as the Parties may agree.  The Parties understand and agree, however, that the date of Closing shall be deemed to be the Effective Closing Date.

3.2.                              Closing Obligations of Apollo and Apollo LNG.  At or before the Closing, Apollo and Apollo LNG shall deliver to Selling Stockholder the following:

(a)                                  the Purchase Note, executed by Apollo and Apollo LNG;

(b)                                 the Cash Payment;

(c)                                  the Security Documents and other Collateral Agreements, and delivery of the Apollo LNG Stock and HLDM Stock, with appropriate stock powers, as security for the payment of the Purchase Note, and any other Security Documents contemplated pursuant to Section 2.2;

(d)                                 certified resolution of the boards of directors of Apollo and Apollo LNG authorizing or ratifying the execution, delivery and performance of this Agreement and all related documents, and instruments;

(e)                                  the certificates, instruments, and other documents provided for in Section 5.2 hereof;

(f)                                    such other documents as Selling Stockholder’s counsel may reasonably request to consummate the transactions contemplated herein.

3.3.                              Closing Obligations of Selling Stockholder.  At or before the Closing, Selling Stockholder shall deliver to Apollo LNG the following:

(a)                                  Certificates representing the Stock bearing the restrictive legend customarily placed on securities that have not been registered under applicable federal and state securities laws (and approved by counsel for the Selling Stockholder and Apollo LNG) and accompanied by stock powers duly executed in blank, free and clear of all Liens.

(b)                                 Certified resolutions of the boards of directors of the Companies authorizing or ratifying the execution, delivery and performance of this Agreement and all related documents and instruments.

(c)                                  A Certificate from the Texas Secretary of State with respect to HLDM and from the Secretary of State of Nevada, with respect to Arizona LNG, confirming that each of the Companies is a corporation or limited liability company in good standing in such states.

(d)                                 Releases of any Liens against any of the Stock, the Member Units or the assets of any of the Companies, other than Permitted Liens or other Liens expressly permitted by this Agreement.

(e)                                  Copies of letters from Arizona LNG to all material vendors and suppliers advising them of the sale, which letters will be mailed following the Closing.

(f)                                    The certificates, instruments, and other documents provided for in Section 5.1 hereof.

(g)                                 The Collateral Agreements.

(h)                                 Such other documents as Apollo LNG’s counsel may reasonably request to evidence compliance with the terms hereof.

3.4.                              Risk of Loss.  Pending the Closing, HLDM and Arizona LNG shall bear all risk of loss, damage, or destruction suffered by them.  In the event of any material loss, damage or destruction of the assets of HLDM or Arizona LNG prior to the Closing, which cannot be repaired prior to the Closing, Apollo may, in the exercise of its sole judgment (a) declare this Agreement to be null and void, or (b) waive the loss, damage or destruction, and accept the assets of HLDM and Arizona LNG in an “as is, how is, where is” condition. In such event any insurance proceeds received by HLDM or Arizona LNG from such loss, damage or destruction shall be retained in HLDM or Arizona LNG.  Pending the Closing, Apollo LNG and Apollo shall bear all risk of loss, damage, or destruction suffered by Apollo LNG or by Apollo, respectively.  In the event of any material loss, damage or destruction to the assets of Apollo LNG or of Apollo prior to the Closing, which cannot be repaired prior to the Closing, Selling Stockholder may, in the exercise of his sole judgment (a) declare the Agreement to be null and void, or (b) waive the loss, damage or destruction, and close the transactions contemplated hereby.  Each Party shall immediately notify the other Party of any loss, damage or destruction, as contemplated pursuant to this Section 3.4.

4.                                      COVENANTS AND AGREEMENTS OF SELLING STOCKHOLDER

4.1.                              Environmental.  It is specifically understood and agreed by the Parties that, as described in Schedule 4.1 and made a part hereof by this reference, Selling Stockholder has provided a true and complete copy of a Phase I environmental survey (the “Environmental Survey”) of all of the real property owned by Arizona LNG. The Parties agree that, as of the date of the Closing, the Environmental Survey shall be conclusively presumed to be an accurate reflection of the environmental conditions of all of the real property addressed by the Environmental Survey.

4.2.                              Apollo’s Access to Records.  Upon the mutual execution of this Agreement, Selling Stockholder shall give Apollo and Apollo LNG, their counsel, accountants, lenders, and other designated agents full access, at reasonable times and on reasonable notice but without any unreasonable disruption to Selling Stockholder’s, HLDM’s, or Arizona LNG’s businesses, to all records, assets, properties and operations pertaining to HLDM and Arizona LNG.

The activities described in Section 4.1 and Section 4.2  shall be referred to in this Agreement as “Apollo’s Due Diligence Review.”

4.3.                              Apollo’s Due Diligence Review.  Apollo’s Due Diligence Review shall also be subject to the following terms and conditions:

(a)                                  Apollo’s Due Diligence Review shall be scheduled through designated representative(s) of Selling Stockholder and Selling Stockholder shall have the right to accompany Apollo’s and Apollo LNG’s employees, representatives and agents as they perform Apollo’s Due Diligence Review;

(b)                                 Apollo LNG and Apollo shall not disclose or allow their employees, representatives or agents to disclose the purposes for Apollo’s Due Diligence Review, without the consent of Selling Stockholder, which consent shall not be unreasonably withheld or delayed;

(c)                                  Apollo and Apollo LNG shall obtain the prior approval of Selling Stockholder before conducting any discussions with Selling Stockholder’s employees, vendors, customers or service providers, which approval shall not be unreasonably withheld or delayed;

(d)                                 Apollo and Apollo LNG shall indemnify Selling Stockholder, HLDM, and Arizona LNG against any physical damage or injury to property or persons or for any loss or damage proximately arising from Apollo’s Due Diligence Review;

(e)                                  Except as otherwise required by Law, any information concerning HLDM’s or Arizona LNG’s properties gathered by Apollo or Apollo LNG as the result of, or in connection with, Apollo’s Due Diligence Review shall be kept confidential and shall not be revealed to, or discussed with, anyone other than representatives of Apollo LNG or of Apollo or representatives of Selling Stockholder;

(f)                                    Apollo and Apollo LNG shall bear all costs and expenses of Apollo’s Due Diligence Review.

(g)                                 From the Effective Date through the Closing Date, Selling Stockholder shall notify Apollo promptly of (i) any actions or proceedings threatened or commenced against Selling Stockholder, HLDM, or Arizona LNG or against any officer, director, Affiliate, employee, properties or assets of Selling Stockholder, HLDM, or Arizona LNG which could impair Selling Stockholder’s, HLDM’s, or Arizona LNG’s ability to perform their obligations under this Agreement, and (ii) any request for additional information or documentary materials by any Governmental Authority in connection with the transactions contemplated hereby.

(h)                                 Promptly upon request, Selling Stockholder shall deliver to Apollo LNG copies or originals of minute books, property files, accounting and tax records, and other material records in whatever form or medium that relate to the business or assets of HLDM or Arizona LNG, and that are in the possession or control of Selling Stockholder, HLDM, or Arizona LNG, and Apollo LNG shall receive possession of all original records, to the extent they are in the possession of Selling Stockholder, HLDM or Arizona LNG and, in the event such originals are not so possessed, then true, complete and accurate copies thereof.

4.4.                              Selling Stockholder’s Conduct of Business.   Without in any way limiting any other obligation of Selling Stockholder pursuant to this Agreement, from the Effective Date until the Closing, Selling Stockholder shall cause HLDM and Arizona LNG to: (a) maintain their books and records in accordance with past practices; (b) comply in all material respects with all applicable Laws; (c) conduct their businesses in the Ordinary Course of Business; (d) maintain insurance on the assets and operations of their businesses in amounts and with coverage at least as great as the amounts and coverage presently maintained by them; (e) not do any act or omit to do any act, or permit any act or omission to act, which would cause a breach of any contract, commitment or obligation for which Apollo LNG or Apollo would be liable or which would have a Material Adverse Effect.  Selling Stockholder will not take or permit any action to be taken which would result in any representation or warranty of Selling Stockholder herein becoming untrue or incorrect in any material respect.

4.5.                              Employees.  As of the Effective Date, the Companies do not have any employees.  Selling Stockholder shall indemnify, defend, and hold harmless Apollo LNG from any and all obligations, claims, losses, or expenses associated in any manner with each Company’s former employees and COBRA participants’ rights to group health coverage benefits after their employment termination.

4.6.                              Selling Stockholder’s Access to Records.  Upon the mutual execution of this Agreement, Apollo and Apollo LNG shall give Selling Stockholder, its counsel, accountants, lenders, and other designated agents full access, at reasonable times and on reasonable notice but without any unreasonable disruption to Apollo’s business, to all records, assets, properties and operations pertaining to Apollo or to Apollo LNG. The activities described in this Section shall be referred to as the “Selling Stockholder’s Due Diligence Review”.

4.7.                              Selling Stockholder’s Due Diligence Review.  Selling Stockholder’s Due Diligence Review shall also be subject to the following terms and conditions:

(a)                                  Selling Stockholder’s Due Diligence Review shall be scheduled through designated representative(s) of Apollo, and which shall have the right to accompany Selling Stockholder’s employees, representatives and agents as they perform Selling Stockholder’s Due Diligence Review;

(b)                                 Selling Stockholder shall not disclose or allow its employees, representatives or consultants to disclose the purposes for Selling Stockholder’s Due Diligence Review, without the consent of Apollo, which consent shall not be unreasonably withheld or delayed;

(c)                                  Selling Stockholder shall obtain the prior approval of Apollo before conducting any discussions with Apollo’s employees, vendors, customers or service providers, which approval shall not be unreasonably withheld or delayed;

(d)                                 Selling Stockholder shall indemnify Apollo against any physical damage or injury to property or persons or for any loss or damage proximately arising from Selling Stockholders’ Due Diligence Review;

(e)                                  Except as otherwise required by Law, any information concerning Apollo’s properties gathered by Selling Stockholder as the result of, or in connection with, Selling Stockholder’s Due Diligence Review shall be kept confidential and shall not be revealed to, or discussed with, anyone other than representatives of Selling Stockholder;

(f)                                    From the Effective Date through the Closing Date, Apollo LNG and Apollo shall notify Selling Stockholder promptly of (i) any actions or proceedings threatened or commenced against Apollo LNG or Apollo or against any officer, director, affiliate, employee, properties or assets of Apollo or Apollo LNG which could impair Apollo’s or Apollo LNG’s ability to perform their obligations under this Agreement, and (ii) any request for additional information or documentary materials by any Governmental Authority in connection with the transactions contemplated hereby.

4.8.                              Apollo LNG’s and Apollo’s Conduct of Business.  Without in any way limiting any other obligation of the Selling Stockholder pursuant to this Agreement, from the Effective Date until the Closing, Apollo LNG and Apollo shall (a) maintain their books and records in accordance with past practices; (b) comply in all material respects with all applicable Laws; (c) conduct their businesses in the Ordinary Course of Business; (d) maintain insurance on the assets and operations of their business in amounts and with coverage at least as great as the amounts and coverage presently maintained by them; (e) not do any act or omit to do any act, or permit any act or omission to act, which would cause a breach of any contract, commitment or obligation for which Selling Stockholder would be liable or which would have a Material Adverse Effect.  Apollo LNG and Apollo will not take or permit any action to be taken which would result in any representation or warranty of either or Apollo LNG or Apollo herein becoming untrue or incorrect in any material respect.

4.9.                              Records.  After the Closing, Apollo LNG shall maintain the books and records relating to ALT in an orderly and businesslike fashion and shall permit Selling Stockholder to have reasonable access at Selling Stockholder’s expense to such books and records in connection with the preparation of Selling Stockholder’s financial reports, Tax returns, Tax audits, the defense or prosecution of litigation (including arbitration), or any other reasonable need of Selling Stockholder to consult such books and records.

4.10.                        Certificates of Clearance.  The Selling Stockholder shall exercise Commercially Reasonable Efforts to deliver to Apollo LNG, as soon as practicable following Closing, certificates of clearance from the Arizona Department of Revenue, Mojave County, dated within a reasonable period subsequent to the Closing Date, addressed to Arizona LNG, verifying the timely filing of and required transaction privilege, sales, and/or use tax, income tax and unemployment and withholding Tax returns by Arizona LNG, and payment by Arizona LNG of all amounts due.

5.                                      CONDITIONS PRECEDENT TO THE PARTIES’ OBLIGATIONS TO CLOSE

5.1.                              Contingencies of Apollo LNG.  Apollo LNG’s obligation to purchase the Stock and the obligations of Apollo and Apollo LNG to take the other actions required to be taken by Apollo and Apollo LNG at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Apollo and Apollo LNG, in whole or in part, in writing).

(a)                                  Representations and Warranties; Agreements; Covenants.  Each of the representations and warranties of Selling Stockholder shall be true and correct in all material respects on the date made and shall be true and correct in all material respects as of the Closing. Each of the obligations of Selling Stockholder required by this Agreement to be performed by him at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing.

(b)                                 Authorizations; Consents.  All personal, corporate and limited liability company action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Selling Stockholder and the Companies, and all notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, Governmental Authorities and third persons required to consummate the transactions contemplated hereby shall have been made or obtained.

(c)                                  Absence of Litigation.  No order, stay, injunction or decree of any Governmental Authority shall be in effect (i) that prevents or delays the consummation of any of the transactions contemplated hereby; or (ii) would impose any limitation on the ability of Apollo LNG effectively to exercise full rights of ownership of the Stock and of the Member Units. No action, suit or proceeding before any Governmental Authority shall be pending or threatened, and no investigation by any Governmental Authority shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which Apollo or Apollo LNG, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

(d)                                 No Material Adverse Change.  During the period from September 30, 2005, to the Closing, there shall not have been any Material Adverse Change with respect to HLDM or Arizona LNG.

(e)                                  Organizational Documents.  Selling Stockholder shall have delivered to Apollo and Apollo LNG each of the following documents:

(i)                                     certified copies of the Articles of Incorporation and Bylaws of HLDM and a certified copy of the certificate of formation and limited liability company agreement of Arizona LNG;

(ii)                                  appropriate board, shareholder, manager, and member resolutions, and other similar documents in order to ratify, approve and implement further the transactions contemplated hereunder in form reasonably satisfactory to counsel for Apollo and Apollo LNG.

(f)                                    Stock Transfer Documents.  Selling Stockholder shall have delivered to Apollo LNG such stock transfer documents and other documents and instruments as shall be reasonably necessary to transfer to Apollo LNG the Stock.

(g)                                 Completion of Due Diligence.  Apollo and Apollo LNG shall have completed the Apollo Due Diligence Review and the results of the Apollo Due Diligence Review, shall be satisfactory to Apollo and Apollo LNG.

(h)                                 Board Approval.  The Board of Directors of Apollo and Apollo LNG shall have approved the consummation of all of the transactions contemplated by this Agreement.

(i)                                     Certificates.  Selling Stockholder shall have furnished Apollo LNG with such certificates of the officers of HLDM and Arizona LNG and others as Apollo or Apollo LNG may reasonably request to evidence compliance with all of the conditions set forth in this Section 5.1.

(j)                                     Legal Matters.  All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Selling Stockholder, HLDM or Arizona LNG under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Selling Stockholder, HLDM or Arizona LNG in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for Apollo and Apollo LNG.

(k)                                  Schedules.  Selling Stockholder shall have delivered to Apollo and Apollo LNG all schedules referred to in this Agreement and required to be delivered by Selling Stockholder and such schedules shall be acceptable in form and substance to Apollo and Apollo LNG.

(l)                                     Collateral Agreements.  The Collateral Agreements shall have been executed and delivered by the respective parties to such agreements.

(m)                               Related Transactions.  The transactions contemplated by the Transfer and Exchange Agreement shall have previously closed and the transactions contemplated by the Mountain States Stock Purchase Agreement shall have previously closed or shall close substantially simultaneously with the Closing under this Agreement.

5.2.                              Contingencies of Selling Stockholder.  Selling Stockholder’s obligations to sell the Stock and to take the other actions required to be taken by Selling Stockholder at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Selling Stockholder, in whole or in part, in writing).

(a)                                  Representations and Warranties; Agreements; Covenants.  Each of the representations and warranties of Apollo and Apollo LNG shall be true and correct in all material respects on the date made and shall be true and correct in all material respects as of the Closing. Each of the obligations of Apollo LNG and Apollo required by this Agreement to be performed by them at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing, including but not limited to the actions required pursuant to Sections 2.1, 2.2, and 3.2.

(b)                                 Authorizations; Consents.  All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Apollo LNG and by Apollo, and all notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, Governmental Authorities and third Persons required to consummate the transactions contemplated hereby shall have been made or obtained.

(c)                                  Organizational Documents.  Apollo LNG and Apollo shall have delivered to Selling Stockholder each of the following documents:

(i)                                     certified copies of the articles of incorporation and bylaws of Apollo LNG and Apollo; and

(ii)                                  appropriate board and shareholder resolutions, and other similar documents in order to approve and implement further the transactions contemplated hereunder in form reasonably satisfactory to counsel for Selling Stockholder.

(d)                                 Absence of Litigation.  No order, stay, injunction or decree of any Governmental Authority shall be in effect that prevents or delays the consummation of any of the transactions contemplated hereby. No action, suit or proceeding before any Governmental Authority shall be pending (or threatened by any Governmental Authority), and no investigation by any Governmental Authority shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which Selling Stockholder, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

(e)                                  No Material Adverse Change.  During the period from September 30, 2005 to the Closing, there shall not have been any Material Adverse Change with respect to Apollo LNG or Apollo.

(f)                                    Completion of Due Diligence.  Selling Stockholder shall have completed the Selling Stockholder’s Due Diligence Review and the result of the Selling Stockholder’s Due Diligence Review, including any environmental audits of the properties of Apollo, shall be satisfactory to Selling Stockholder.

(g)                                 Certificates.  Apollo LNG and Apollo shall have furnished the Selling Stockholder with such certificates of their officers and others as the Selling Stockholder may reasonably request to evidence compliance with all of the conditions set forth in this Section 5.2.

(h)                                 Legal Matters.  All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Apollo LNG or Apollo under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Apollo LNG or Apollo in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for the Selling Stockholder.

(i)                                     Selling Stockholder’s Approval.  Selling Stockholder shall have approved the consummation of all of the transactions contemplated by this Agreement.

(j)                                     Schedules.  Apollo and Apollo LNG shall have delivered to Selling Stockholder all schedules referred to in this Agreement and required to be delivered by Apollo and Apollo LNG and such schedules shall be acceptable in form and substance to the Selling Stockholder.

(k)                                  Collateral Agreements.  The Collateral Agreements shall have been executed and delivered by the respective parties to such agreements.

(l)                                     Related Transactions.  The transactions contemplated by the Transfer and Exchange Agreement shall have previously closed, and the transactions contemplated by the Mountain States Stock Purchase Agreement shall have previously closed or shall close substantially simultaneously with the Closing under this Agreement.

6.                                      REPRESENTATIONS AND WARRANTIES

6.1.                              Warranties and Representations of Selling Stockholder.  In order to induce Apollo and Apollo LNG to enter into this Agreement, Selling Stockholder covenants, warrants and represents to Apollo and Apollo LNG that each of the following representations and warranties are materially true and correct as of the date of this Agreement and will be materially true and correct on and as of the Closing Date:

(a)                                  Organization and Licensing.  Arizona LNG is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada, and HLDM is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, and each such Company has the power to own, lease and use the properties used in its business and to carry on its business as now being conducted. Each Company is duly qualified to do business and is in good standing as a foreign corporation in each state and jurisdiction where qualification as a foreign corporation is required, except to the extent that any variation or failure thereof does not have a Material Adverse Effect .  Schedule 6.1(a) lists (i) the states and other jurisdictions where each Company is so qualified; and (ii) the assumed names under which each Company conducts business or has conducted business during the past five (5) years. The Governmental Approvals of each Company are now and will be current and valid as of the Closing Date. Arizona LNG has previously delivered or made available to Apollo complete and correct copies of its certificate of formation, limited liability company agreement, and other organizational documents as amended and presently in effect, and HLDM has previously delivered or made available to Apollo complete and correct copies of its articles of incorporation, bylaws, and other organizational documents as amended and presently in effect.

Selling Stockholder has full power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform, or to cause HLDM and Arizona LNG to perform, their or its obligations hereunder.  The execution, delivery and performance of this Agreement and the Collateral Agreements to which they are a party, and the consummation of the transactions contemplated herein have been duly authorized by all requisite corporate and limited liability company action on the part of HLDM and Arizona LNG, respectively.  This Agreement has been duly executed and delivered by Selling Stockholder and is a valid and binding obligation of Selling Stockholder, enforceable against him in accordance with its terms, and the Collateral Agreements when executed and delivered by the Selling Stockholder, HLDM, or Arizona LNG, as applicable, shall be the valid and binding obligations of such Parties, enforceable against them in accordance with their terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally, and (ii) is subject to general principles of equity.

(b)                                 Subsidiaries.  HLDM’s only subsidiary is Arizona LNG and Arizona LNG has no subsidiaries.

(c)                                  Capitalization.  The authorized stock of HLDM and the number of shares of capital Stock that are issued and outstanding and the Member Units of Arizona LNG are set forth in Schedule 6.1(c) hereto. The Stock and Member Units listed on Schedule 6.1(c) hereto constitute all the issued and outstanding shares of capital Stock of HLDM and Member Units of Arizona LNG and have been validly authorized and issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights or of any federal or state securities Law and no personal liability is attached to the ownership thereof. There is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any shares of capital Stock of HLDM or Member Units of Arizona LNG, or any securities convertible into, or other rights to acquire, any shares of capital Stock of HLDM or Member Units of Arizona LNG; or (ii) obligates either of the Companies to grant, offer or enter into any of the foregoing; or (iii) relates to the voting or control of such capital Stock or Member Units, securities or rights, except as provided in this Agreement, or in the articles of incorporation or bylaws of HLDM, or in the limited liability company agreement of Arizona LNG. The Companies have not agreed to register any securities under the Securities Act.

(d)                                 Governmental Approvals.  Schedule 6.1(d) sets forth all Governmental Approvals held by HLDM and Arizona LNG.  To Selling Stockholder’s Knowledge, no Governmental Approvals other than those listed on Schedule 6.1(d) are necessary for the transaction of HLDM’s or Arizona LNG’s business as currently conducted.  All such Governmental Approvals are currently in force.  No notice of any violation has been received in respect of any such Governmental Approvals and Selling Stockholder has no Knowledge of any proceeding which is pending or threatened that would suspend or revoke or limit any such Governmental Approvals.

(e)                                  Financial Reports.  Attached as Schedule 6.1(e) are true and complete copies of (i) a preliminary October 2005 trial balance for HLDM derived from HLDM’s accounting records (the “HLDM Trial Balance”), and (ii) the preliminary unaudited balance sheet and related statements of income and cash flow of Arizona LNG (the “Arizona LNG Financial Statements”) as of September 30, 2005 (the “Balance Sheet Date”).  (The HLDM Trial

Balance and the Arizona LNG Financial Statements are collectively referred to herein as the “Financial Reports”).

The Arizona LNG Financial Statements have been prepared in material accordance with and are consistent with the books and records of Arizona LNG, fairly present the financial positions and results of operations of Arizona LNG as of the dates and for the periods indicated, are stated in material conformity with GAAP, consistently applied, except as otherwise clearly and conspicuously stated, and except that they do not contain a full set of footnotes, and can be legitimately reconciled with the financial statements and with the financial records maintained and the accounting methods applied by Arizona LNG for federal income tax purposes.

Except as set forth on Schedule 6.1(e), the statements of income included in the Arizona LNG Financial Statements do not contain any material items of special or non-recurring income except as expressly specified therein, and the balance sheet included in the Arizona LNG Financial Statements does not reflect any write-up or revaluation increasing the book value of any assets except as otherwise clearly and conspicuously stated therein.

The HLDM Trial Balance is a materially accurate reflection of the assets, liabilities, and equity accounts of HLDM as of the Balance Sheet Date.

(f)                                    Absence of Undisclosed Tax Liabilities.  To the Selling Stockholder’s Knowledge, neither of the Companies has any liability for Taxes (as defined in Section 6.1(i)) (whether due or to become due, accrued, absolute, or contingent), except for (i) liabilities reflected or reserved against in the most recent financial statements provided to Apollo by Selling Stockholder; (ii) Tax liabilities which, individually and in the aggregate, do not have and cannot reasonably be expected to have a Material Adverse Effect; or (iii) Tax liabilities disclosed in Schedule 6.1(f) or Schedule 6.1(i) hereto.

(g)                                 Projections.  The Companies have previously supplied to Apollo in conjunction with Apollo’s investigation of the Companies certain forward-looking financial estimates with respect to Arizona LNG (the “Projections”), a description of which is attached here as Schedule 6.1(g).  The Projections (and accompanying supporting information), were predicated upon assumptions and subjective judgments (including those provided with the Projections) believed by Selling Stockholder to be reasonable at the time the Projections were prepared, but which may or may not, in fact, prove to be correct.  No representations or warranties are made as to the accuracy of such Projections.  The Projections and supporting data did not, to Selling Stockholder’s Knowledge, contain any material computational errors.  The Projections may in certain instances also contain information regarding the projected potential financial performance of assets and business activities in addition to those of Arizona LNG.  The Projections are subject to various risks, uncertainties, and other variable and unpredictable factors and accordingly, they are not intended to be construed as an assurance or guarantee that actual financial performance will, in any respect, be as indicated therein.

(h)                                 Absence of Material Adverse Effect; Conduct of Business.

(i)                                     Since the Balance Sheet Date, except as set forth on Schedule 6.1(h)(i) hereto, the Companies have operated in the Ordinary Course of Business and there has not been:

(1)                                  any material adverse change in the assets, properties, business, operations, prospects, net income or financial condition of either of the Companies and, to the Knowledge of Selling Stockholder, no factor, event, condition, circumstance or prospective development exists which could reasonably be expected to have a Material Adverse Effect;

(2)                                  any material loss, damage, destruction or other casualty to the property or other assets of either of the Companies, whether or not covered by insurance; or

(3)                                  any change in any method of accounting or accounting practice.

(ii)                                  Since the Balance Sheet Date , except as set forth in Schedule 6.1(h)(ii) hereto, neither of the Companies has:

(1)                                  incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise), except in the Ordinary Course of Business;

(2)                                  mortgaged, pledged or subjected to any Lien any of its property or other assets except in the Ordinary Course of Business, and except for mechanics and materialmen’s Liens and Liens for Taxes not yet due and payable;

(3)                                  sold or transferred any material assets or cancelled any debts or claims or waived any rights of material value, except in the Ordinary Course of Business ;

(4)                                  defaulted on any material obligation;

(5)                                  entered into any material transaction, except in the Ordinary Course of Business ;

(6)                                  written down the value of any inventory or written off as uncollectible any accounts receivable or any portion thereof not reflected in the Companies’ Financial Statements except in the Ordinary Course of Business; or

(7)                                  entered into any agreement or made any commitment to do any of the foregoing.

(i)                                     Taxes.  Except as set forth on Schedule 6.1(f) or Schedule 6.1(i), the Companies and, for any period during all, or part of which, the Tax liability of any other corporation or entity was determined on a combined or consolidated basis with either of the Companies any such other corporation or entity, have filed timely all federal, state, local and foreign Tax returns, reports and declarations required to be filed (or have obtained or timely applied for an extension with respect to such filing) currently reflecting the Taxes (as defined below) and all other information required to be reported thereon, and have paid, or made adequate provision for the payment of, all material Taxes which are due pursuant to such returns or pursuant to any assessments received by either of the Companies or any such other corporation or entity. As used herein, “Tax” or “Taxes” shall mean all taxes, fees, levies or other assessments, including but not limited to income, excise, property (including property taxes paid by either of the Companies pursuant to any lease), sales, franchise, withholding, social security and unemployment taxes imposed by the United States, or any state, county, local or foreign government, or any subdivision or agency thereof, or taxing authority therein, and any interest, penalties or additions to tax relating to such taxes, charges, fees, levies or other assessments. Copies of all Tax returns for each fiscal year since the formation of each of the Companies have been furnished or made available to Apollo or to its representatives and such copies are accurate and complete as of the date thereof. The Companies have also furnished or made available to Apollo or its representatives correct and complete copies of all notices and correspondence sent or received since the formation of either of the Companies to or from any federal, state or local Tax authorities. The Companies have adequately reserved for the payment of all material Taxes with respect to periods ended on, prior to or through the date of Closing for which Tax returns have not yet been filed. In the ordinary course, the Companies make adequate provision on their books for the payment of all Taxes (including for the current fiscal period) owed by each of the Companies. Except as disclosed on Schedule 6.1(i), neither of the Companies have been subject to a federal or state Tax audit of any kind and no adjustment has been proposed by the Internal Revenue Service (“IRS”) with respect to any Tax return for any subsequent year. With respect to the Tax audits referred to on Schedule 6.1(i) hereto, no such audit has resulted in an adjustment in excess of $25,000.

(j)                                     Legal Matters.  Neither of the Companies is subject to any judgment, decree, writ, injunction ruling or order (collectively, “Judgments”) of any Governmental Authority.

(i)                                     To the Knowledge of Selling Stockholder, the businesses of the Companies are being conducted in compliance with all Laws applicable to either of the Companies or any of their respective business or properties, except for where the failure to be in such compliance could not reasonably be expected to have a Material Adverse Effect.

(ii)                                  Each Company owns or holds all Governmental Approvals material to the conduct of its business. To Selling Stockholder’s Knowledge, no event has occurred and is continuing which permits, or after notice or the lapse of time, or both, would permit, any modification or termination of any such Governmental Approval.

(k)                                  Property.

(i)                                     Schedule 6.1(k) hereto is a list of all real property owned by or leased to either of the Companies (including all real property owned by or leased to the Selling Stockholder and used in the business of the Companies) and of all options or other contracts to acquire any such real property (collectively, the “Real Property”). To Selling Stockholder’s Knowledge, except as set forth on Schedule 6.1(k) and in the Environmental Reports, all improvements to the Real Property (“Improvements”) conform in all material respects with all applicable Laws and such Improvements do not encroach in any material respect on the property of others. All Improvements are supplied with utilities (including, without limitation, water, sewage disposal, electricity, gas, and telephone) necessary for the operation of such Improvements as currently operated.  Neither the whole nor any portion of the Improvements have been condemned, requisitioned or otherwise taken by any Governmental Authority, and Selling Stockholder has not received any notice that any such condemnation, requisition, or taking is threatened, which condemnation, requisition, or taking would preclude or materially impair the current use thereof.

(ii)                                  The Real Property is zoned to permit the conduct of the businesses of the Companies as presently conducted and a Certificate of Occupancy or other similar Governmental Approval for each of the Companies to conduct its business has been issued and is in good standing, and each Company is authorized to conduct its business on all or any part of its Real Property.

(iii)                               Except as set forth in Schedule 6.1(k), Selling Stockholder has not received any written notice that either of the Companies is in violation of, and Selling Stockholder has no Knowledge that either Company is in material violation of, any zoning, use, occupancy, building, wetlands, ordinance, or other Law relating to the Improvements, including without limitation, any Environmental Law.

(l)                                     Inventories.  The values at which inventories are carried on the Companies’ Financial Statements reflect the normal inventory valuation policies of the Companies.

(m)                               Contracts, Etc.  As used in this Agreement, the term “Company Agreements” shall mean all mortgages, indentures, notes, agreements, contracts, leases, licenses, franchises, obligations, instruments or other commitments, arrangements or understandings of any kind, whether written or oral, binding or non-binding to which either of the Companies is a party or by which either of the Companies or any of their properties may be bound or affected, including all amendments, modifications, extensions or renewals of any of the foregoing. Set forth on Schedule 6.1(m) is a complete and accurate list of each Company Agreement which is material to the business, operations, assets, condition (financial or otherwise) or prospects of either of the Companies and involves the payment or receipt of consideration in excess of $25,000 over the term of such Company Agreement (the “Material Company Agreements”). True and correct copies of all written Material Company Agreements and an accurate, complete and written description of all verbal Material Company Agreements have been provided or made available to Apollo. Except as disclosed in Schedule 6.1(m), neither the Companies nor, to the Knowledge of the Selling Stockholder, any other party to any Material Company Agreement, is in default thereunder, and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by the Companies thereunder, or to Selling Stockholder’s Knowledge, by any other party to any such contract or agreement.

(n)                                 Transactions with Affiliates.  Schedule 6.1(n) is a true, correct, and complete list of all existing business relationships between the Companies and any of the Affiliates of the Companies that relate in any material way to the conduct of the Companies’ respective businesses and that are expected to continue after the Closing.

(o)                                 Environmental.  True, complete and correct copies of the written reports of all environmental audits or assessments which have been conducted with respect to any real property owned or leased by either of the Companies and which have been commissioned and received by Selling Stockholder or the Companies, including the Environmental Surveys, have been delivered or made available to Apollo (the “Environmental Reports”), and a list of all such Environmental Reports is included in Schedule 6.1(o).  To Selling Stockholder’s Knowledge, except as disclosed in the Environmental Reports, the Real Property contains no Hazardous Substances and is not in violation of any Environmental Laws.  To Selling Stockholder’s Knowledge, except as disclosed in the Environmental Reports, neither Selling Stockholder nor either of the Companies has caused or allowed the illegal or unauthorized use, generation, manufacture, production, treatment, storage, release, discharge, or disposal of any Hazardous Substances on, under, or about the Real Property, nor has caused or allowed the illegal or unauthorized transportation to or from the Real Property of any Hazardous Substance.  Except as set forth on Schedule 6.1(o), or in the Environmental Reports, neither Selling Stockholder nor either of the Companies has received any warning, notice of violation, administrative complaint, judicial complaint, or other formal notice alleging that either Company or the Real Property is in violation of any Environmental Laws, or informing Selling Stockholder or either Company that either Company or the Real Property is subject to investigation, inquiry, or threatened litigation regarding the presence of Hazardous Substances on, under or about the Real Property or the potential violation of any Environmental Laws.  There are no environmental Liens or “superfund liens” attached to the Real Property pursuant to any Environmental Laws.  The term “Environmental Laws” shall mean any federal, state or local law, whether by common law, statute, ordinance, or regulation, pertaining to health, industrial hygiene, or environmental conditions on, under, or about the Real Property, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901, et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2604, et seq.; the Superfund Amendments and Reauthorization Act of 1986, Title III, 42 U.S.C. §§ 11001, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; the Solid Waste Disposal Act, 42 U.S.C. §§ 3251, et seq.; and the storage tank requirements in 40 C.F.R. Part 280.  The term “Hazardous Substances” shall mean those substances included within the definitions of “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic substance,” “solid waste,” or “pollutant or contaminant” in, or otherwise regulated by, the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Resource Conservation

and Recovery Act of 1976; the Toxic Substances Control Act of 1976; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et seq.; and in the regulations promulgated pursuant to said Laws.

(p)                                 Effect of Agreement.  The execution, delivery and performance by Selling Stockholder of this Agreement, and the consummation by Selling Stockholder of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) result in a default, right to accelerate or loss of material rights under, or result in, cause or create any material liability, charge or Lien pursuant to, any franchise, mortgage, deed of trust, lease, license, agreement, or other contractual relationship to which Selling Stockholder, HLDM or Arizona LNG is a party or by which any of them or their assets may be bound or affected; (ii) violate any Judgment applicable to Selling Stockholder, HLDM or Arizona LNG; or (iii) violate any provision of the organizational documents of HLDM or Arizona LNG.

(q)                                 Litigation.  Except as set forth on Schedule 6.1(q), there is no legal action, suit, proceeding, grievance, arbitration, investigation, audit or claim by, of or before any court, arbitration panel, Governmental Authority, or other body acting in an adjudicative capacity pending or, to the Selling Stockholder’s Knowledge, threatened against any of the Selling Stockholder, HLDM, or Arizona LNG, (i) that involves or could reasonably be expected to involve HLDM, Arizona LNG, or any of their respective assets, properties, operations or business or (ii) that seeks to enjoin or obtain material damages in respect of the consummation of the transactions contemplated hereby.

6.2.                              Warranties and Representations of Apollo and Apollo LNG.  In order to induce Selling Stockholder to enter into this Agreement, Apollo and Apollo LNG, jointly and severally, covenant, warrant and represent to Selling Stockholder that each of the following representations and warranties is true as of the date of this Agreement and will be true on and as of the Closing Date.

(a)                                  Organization and Licensing.  Apollo LNG and Apollo are corporations duly organized, validly existing, and in good standing under the Laws of the States of Utah and Texas, respectively,  and have the power to own, lease and use the properties used in their businesses and to carry on their businesses as now being conducted. They are each duly qualified to do business and each is in good standing as a foreign corporation in each state and jurisdiction where qualification as a foreign corporation is required, except to the extent that any variation or failure thereof shall not be material in its effect.  Schedule 6.2(a) lists (a) the states and other jurisdictions where either Apollo LNG or Apollo is so qualified; and (ii) the assumed names under which either conducts business or has conducted business during the past five (5) years. Apollo LNG and Apollo each have full power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform their respective obligations hereunder.  The execution, delivery and performance of this Agreement, and the Collateral Agreements to be executed and delivered by Apollo and Apollo LNG, and the consummation of the transactions contemplated herein by Apollo and Apollo LNG have been duly authorized by all requisite corporate action on the part of Apollo and Apollo LNG.  This Agreement has been duly executed and delivered by Apollo and Apollo LNG and is a valid and binding obligation of Apollo and Apollo LNG enforceable against them in accordance with its terms, and the

Collateral Agreements to which Apollo and Apollo LNG are parties, shall be, when executed and delivered by Apollo and Apollo LNG, the valid and binding obligations of Apollo and Apollo LNG, enforceable against them in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally, and (ii) is subject to general principles of equity.  All permits, licenses and certificates required by any Governmental Authority having jurisdiction over Apollo LNG and Apollo and their respective operations, are now and will be current and valid as of the date of Closing. Apollo LNG and Apollo have previously delivered or made available to Selling Stockholder complete and correct copies of their articles of incorporation, bylaws and other corporate documents as amended and presently in effect.

(b)                                 Approvals; Consents.  Except as set forth on Schedule 6.2(b) hereto, no Governmental Approval is necessary to be obtained or made by Apollo LNG or by Apollo to enable them to continue to continue to conduct their businesses and operations and use their properties after the Closing in a manner which is in all material respects consistent with that in which they are currently conducted except for the renewal of any permits in the Ordinary Course of Business (the renewal of which is purely administrative in nature and does not call for a discretionary review by any granting authority) and for which Apollo LNG and Apollo have no reason to believe will not be routinely renewed.

(c)                                  Financial Statements.  Attached as Schedule 6.2(c) are true and complete copies of:

(i)                                     the audited balance sheet of Apollo as of December 31, 2004 and the related statements of income, stockholders’ equity and cash flow for the fiscal year ended December 31, 2004, together with the notes thereto, in each case examined by and accompanied by the report of independent certified public accountants, and the unaudited balance sheet of Apollo as of September 30, 2005, and the related statements of income, stockholders’ equity and cash flow for the nine months ended September 30, 2005, together with the notes thereto (the “Apollo Financial Statements”).

(ii)                                  The Apollo Financial Statements have been prepared in accordance with and are consistent with the books and records of Apollo, fairly present the consolidated financial positions and results of operations of Apollo as of the dates and for the periods indicated, are stated in material conformity with GAAP, consistently applied, except as otherwise clearly and conspicuously stated, and except that the unaudited financial statements of Apollo do not contain a full set of footnotes, and can be legitimately reconciled with the financial statements and with the financial records maintained and the accounting methods applied by Apollo [for federal income tax purposes]. The statements of income included in the Apollo Financial Statements do not contain any material items of special or non-recurring income except as expressly specified therein, and the balance sheets included in the Apollo Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets except as otherwise clearly and conspicuously stated therein. The books and accounts of Apollo are complete and correct in all material respects and fairly reflect, to the extent required or permitted by GAAP, all of the transactions, items of income and expense and all assets and liabilities of the businesses of Apollo consistent with prior practices of Apollo, including past accounting treatments utilized by Apollo.

(d)                                 Absence of Undisclosed Tax Liabilities.  To the Knowledge of Apollo and Apollo LNG, neither Apollo nor Apollo LNG have any liability or obligation (whether accrued, absolute, contingent or otherwise) for Taxes (as defined in Section 6.2(g), except for (i) Tax liabilities reflected or reserved against in the most recent financial statements provided to Selling Stockholder by Apollo; (ii) Tax liabilities incurred in the Ordinary Course of Business after the date of the last Apollo Balance Sheets as supplied to Selling Stockholder or which, individually and in the aggregate, do not have and cannot reasonably be expected to have a Material Adverse Effect; and (iii) Tax liabilities disclosed in Schedule 6.2(d) or Schedule 6.2(g).

(e)                                  Absence of Material Adverse Effect; Conduct of Business.

(i)                                     Since September 30, 2005, except as set forth on Schedule 6.2(e) hereto, Apollo has operated in the Ordinary Course of Business and there has not been:

(1)                                  any material adverse change in the assets, properties, business, operations, prospects, net income or financial condition of Apollo and no factor, event, condition, circumstance or prospective development exists which could reasonably be expected to have a Material Adverse Effect;

(2)                                  any material loss, damage, destruction or other casualty to the property or other assets of Apollo, whether or not covered by insurance;

(3)                                  any change in any method of accounting or accounting practice of Apollo; or

(4)                                  any loss of the employment, services or benefits of any key employee of Apollo.

(ii)                                  Since September 30, 2005, except as set forth in Schedule 6.2(e)(ii) hereto, Apollo has not:

(1)                                  incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise), except in the Ordinary Course of Business ;

(2)                                  mortgaged, pledged or subjected to any Lien any of its property or other assets except in the Ordinary Course of Business, and except for mechanics and materialmen’s Liens and Liens for Taxes not yet due and payable;

(3)                                  sold or transferred any assets or cancelled any debts or claims or waived any rights, except in the Ordinary Course of Business ;

(4)                                  defaulted on any material obligation;

(5)                                  entered into any material transaction, except in the Ordinary Course of Business ;

(6)                                  written down the value of any inventory or written off as uncollectible any accounts receivable or any portion thereof not reflected in Apollo’s Financial Statements except in the Ordinary Course of Business;

(7)                                  incurred any obligation or liability to any employee for the payment of severance benefits of more than $1,000; or

(8)                                  entered into any agreement or made any commitment to do any of the foregoing.

(f)                                    Judgments.  Except as set forth on Schedule 6.2(f) hereto, neither Apollo nor Apollo LNG is subject to any judgment, decree, writ, injunction ruling or order (collectively, “Apollo Judgments”) of any Governmental Authority. Schedule 6.2(f) identifies each Apollo Judgment, each of which is fully covered by an insurance policy and Apollo and Apollo LNG hereby represent and warrant to Selling Stockholder that they shall be financially responsible for the full satisfaction of any such Apollo Judgment, including costs of defense and costs of court and attorney fees, to the extent that (i) any such Apollo Judgment, including costs of defense and costs of court including attorney fees, is not covered by insurance; and (ii) to the extent that any such Apollo Judgment, including costs of defense and costs of court and attorney fees, is not fully satisfied by insurance proceeds.

(i)                                     The businesses of Apollo and Apollo LNG are being conducted in compliance with all Laws applicable to either Apollo or Apollo LNG or any of their businesses or properties, except for where the failure to be in such compliance could not reasonably be expected to have a Material Adverse Effect.

(ii)                                  Apollo and Apollo LNG own or hold all Governmental Approvals material to the conduct of their business. To Apollo’s and Apollo LNG’s Knowledge, no event has occurred and is continuing which permits, or after notice or the lapse of time, or both, would permit, any modification or termination of any Governmental Approval.

(g)                                 Inventories.  The values at which inventories are carried by Apollo on its balance sheets reflect the normal inventory valuation policies of Apollo.

(h)                                 Taxes.  Apollo and, for any period during all or part of which, the tax liability of any other corporation or entity was determined on a combined or consolidated basis with Apollo any such other corporation or entity, have filed timely all federal, state, local and foreign Tax returns, reports and declarations required to be filed (or have obtained or timely applied for an extension with respect to such filing) currently reflecting the Apollo Taxes (as defined below) and all other information required to be reported thereon, and have paid, or made adequate provision for the payment of, all Apollo Taxes which are due pursuant to such returns or are pursuant to any assessments received by Apollo or any such other corporation or entity. As used herein, “Apollo Taxes” shall mean all taxes, fees levies or other assessments, including but not limited to income, excise, property (including property taxes paid by Apollo pursuant to any lease), sales, franchise, withholding, social security and unemployment taxes imposed by the United States, or any state, county, local or foreign government, or any subdivision or agency thereof, or taxing authority therein, and any interest, penalties or additions to tax relating to such taxes, charges, fees, levies or other assessments. Copies of all tax returns for each fiscal year since the formation of Apollo have been furnished or made available to the Selling Stockholder or to its representatives and such copies are accurate and complete as of the date thereof.  Apollo has also furnished or made available to the Selling Stockholder or its representatives correct and complete copies of all notices and correspondence sent or received since the formation of Apollo by Apollo to or from any federal, state, or local Tax authorities.  Apollo has adequately reserved for the payment of all material Apollo Taxes with respect to periods ended on, prior to or through the date of Apollo’s balance sheets for which tax returns have not yet been filed. In the ordinary course, Apollo makes adequate provision on its books for the payment of all Apollo Taxes (including for the current fiscal period) owed by Apollo. Except to the extent reserves therefore are reflected on its balance sheet, Apollo is not liable or will not become liable, for any Apollo Taxes for any period ending on, prior to or through the dates of those balance sheets. Except as disclosed on Schedule 6.2(h), Apollo has not been subject to a federal or state tax audit of any kind and no adjustment has been proposed by the IRS with respect to any return for any subsequent year. With respect to the audits referred to on Schedule 6.2(h) hereto, no such audit has resulted in an adjustment in excess of $25,000.

(i)                                     Subsidiaries.  Except as reflected on Schedule 6.2(i), neither Apollo LNG nor Apollo has any subsidiaries.

(j)                                     Apollo LNG Business Activities. Apollo LNG was capitalized in a transaction pursuant to the Transfer and Exchange Agreement, immediately prior to the execution and delivery by Apollo LNG of this Agreement, and prior to such capitalization had no shareholders or employees, had conducted no business activities, and had no assets, properties or liabilities of any nature whatsoever (whether due or to become due, accrued, contingent or otherwise).

(k)                                  Capitalization of Apollo LNG.  The authorized stock of Apollo and Apollo LNG and the number of shares of capital stock that are issued and outstanding of Apollo and Apollo LNG are set forth in Schedule 6.2(k) hereto. The shares listed on Schedule 6.2(k) hereto constitute all the issued and outstanding shares of capital stock of Apollo and Apollo LNG and have been validly authorized and issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights or of any federal or state securities law and no personal liability is attached to the ownership thereof. Except as set forth on Schedule 6.2(k), there is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any shares of capital stock of Apollo or Apollo LNG, or any securities convertible into, or other rights to acquire, any shares of capital stock of Apollo or Apollo LNG; or (ii) obligates Apollo or Apollo LNG to grant, offer or enter into any of the foregoing; or (iii) relates to the voting or control of such capital stock, securities or rights, except as provided in this Agreement, or in the articles of incorporation or bylaws of Apollo or Apollo LNG. Apollo LNG has not agreed to register any securities under the Securities Act.

(l)                                     Effect of Agreement.  The execution, delivery and performance by Apollo and Apollo LNG of this Agreement, and the consummation by Apollo and Apollo LNG of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) result in a default, right to accelerate or loss of material rights under, or result in, cause or create any material liability, Lien, or charge pursuant to, any franchise, mortgage, deed of trust, lease, license, agreement, or other contractual relationship to which Apollo or Apollo LNG is a party or by which any of them or their assets may be bound or affected; (ii) violate any Judgment applicable to Apollo or Apollo LNG; or (iii) violate any provision of the organizational documents of Apollo or Apollo LNG.

(m)                               Litigation.  Except as set forth on Schedule 6.2(m) there is no legal action, suit, proceeding, grievance, arbitration, investigation, audit or claim by, of or before any court, arbitration panel, Governmental Authority, or other body acting in an adjudicative capacity pending or, to Apollo’s or Apollo LNG’s Knowledge, threatened against Apollo or Apollo LNG, (i) that involves or could reasonably be expected to involve Apollo or Apollo LNG or any of their respective assets, properties, operations or business or (ii) that seeks to enjoin or obtain material damages in respect of the consummation of the transactions contemplated hereby.

(n)                                 Public Utility Holding Company Act and Investment Company Act.  Neither Apollo nor Apollo LNG, is a “holding company” or a “public utility company” as such terms are defined in the Public Utility Holding Company Act of 1933 as amended.  Neither Apollo nor Apollo LNG is, as a result of and immediately upon the Closing will not be an “investment company” or company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 as amended.

(o)                                 ERISA.  No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any benefit plan of Apollo or Apollo LNG or any of their respective subsidiaries which is or would be materially adverse to Apollo, Apollo LNG or their Affiliates.  The execution and delivery of this Agreement will not involve any transaction which is subject to the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or in connection with which a Tax could be imposed thereto.

7.                                      TERMINATION

7.1.                              Termination Events.  The transactions contemplated herein may be terminated and/or abandoned prior to the Closing:

(a)                                  by the mutual consent of Apollo, Apollo LNG, and Selling Stockholder;

(b)                                 by Apollo and Apollo LNG, if any of the conditions provided in Section 5.1 of this Agreement shall not have been met or waived in writing by Apollo and Apollo LNG by the Closing date; or

(c)                                  by Selling Stockholder, if any of the conditions provided for in Section 5.2 of this Agreement shall not have been met or waived in writing by Selling Stockholder by the Closing date.

7.2.                              Procedure Upon Termination.  In the event of termination and/or abandonment by Apollo or Apollo LNG or by Selling Stockholder, or both, pursuant to Section 7.1 hereof, written notice thereof shall be given to the other Party, and the transactions contemplated by this Agreement shall be terminated without further action by Apollo and Apollo LNG or by Selling Stockholder.  If the transactions contemplated by this Agreement are terminated as provided herein:

(a)                                  each Party, upon request by another Party, shall redeliver all documents, work papers and other material, including all copies thereof, provided by the other Party, to the Party furnishing the same;

(b)                                 no Party hereto shall have any liability or further obligation to any other Party to this Agreement, with the exception of any provisions hereof which expressly survive the termination of this Agreement; and

(c)                                  the Parties expressly acknowledge and agree that if the Closing fails to timely occur due to the wrongful action or failure to act of Seller, Apollo or Apollo LNG, then the sole remedy of the non-defaulting or non-breaching Part(ies) shall be to terminate this Agreement.

8.                                      INDEMNIFICATION

8.1.                              Survival of Representations and Warranties.  The representations and warranties made by the Parties under Sections 6.1 and 6.2 hereunder shall survive Closing hereunder for a period of one (1) year, with the exception of the representations and warranties made by the Parties relative to matters of Taxes, which representations and warranties shall survive the Closing hereunder for a period of seven (7) years.

8.2.                              Indemnification by Selling Stockholder.  Selling Stockholder shall indemnify, defend and hold Apollo and Apollo LNG and each of Apollo and Apollo LNG’s Affiliates, officers, directors, and shareholders (the “Apollo Indemnitees”) harmless, from and against, and shall reimburse Apollo and Apollo LNG (or, as the case may be, each of the Apollo Indemnitees) on demand for any liabilities, payments, losses, suits, claims, costs, or expenses (including attorney’s fees and costs of investigation incurred in defending against such liabilities, payments, losses, suits, claims, costs or expenses) made against or incurred by or asserted against Apollo or Apollo LNG or the Apollo Indemnitees at any time on or after the Closing in respect of (a) any material breach of any representation, warranty, covenant or agreement made by Selling Stockholder in this Agreement or any certificate or other instrument furnished pursuant to this Agreement, or (b) the failure of Selling Stockholder to convey to Apollo LNG good and marketable title to the Stock, free and clear of all Liens.

8.3.                              Indemnification by Apollo LNG and by Apollo.  Apollo LNG and Apollo, jointly and severally, shall indemnify, defend and hold Selling Stockholder and each of Selling Stockholders’ Affiliates (the “Selling Stockholder Indemnitees”) harmless, from and against, and shall reimburse Selling Stockholder (or, as the case may be, each of Selling Stockholders’ Indemnitees), on demand for any liabilities, payments, losses, suits, claims, costs, or expenses (including attorney’s fees and costs of investigation incurred in defending against such liabilities, payments, losses, suits, claims, costs or expenses) made against or incurred by or asserted against Selling Stockholder or Selling Stockholder’s Indemnitees after the Closing in respect of any breach of any representation, warranty, covenant or agreement made by Apollo LNG or by Apollo in this Agreement or any certificate or other instrument furnished by either of them pursuant to this Agreement, including but not limited to the failure to pay the Purchase Note.

8.4.                              Claims Subject to Indemnification.  Each Party shall promptly notify the other of any claim for which indemnification may be sought under this Agreement, and shall give the indemnifying Party the opportunity to defend the claim with counsel of its choice, subject to the approval of the Party against whom the claim is being brought, which shall not be unreasonably withheld or delayed, at its sole cost and expense.  The indemnifying Party shall not settle or compromise such claim without the prior written consent of the indemnified Party, which shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, in the event the subject matter underlying such claim is reasonably determined by the indemnitee to be or reasonably anticipated to be materially and adversely precedent setting to the indemnitee, or which may materially and adversely affect the indemnitee’s future operations, the indemnitee may, in its reasonable judgment, withhold its consent to indemnitor defending the claim with its own counsel, or settling the claim, and upon written notice to indemnitor, indemnitee shall proceed with its defense of the claim.  The indemnitor’s liability when indemnitee is defending the claim shall not exceed that which indemnitor would have incurred had indemnitor provided the claim defense.

8.5.                              Limitation on Selling Stockholder’s Representations and Warranties. Independent Analysis.  APOLLO AND APOLLO LNG ACKNOWLEDGE THAT APOLLO AND APOLLO LNG, EITHER ALONE OR TOGETHER WITH ANY INDIVIDUALS OR ENTITIES APOLLO AND APOLLO LNG HAVE RETAINED TO ADVISE THEM WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, HAVE KNOWLEDGE AND EXPERIENCE IN TRANSACTIONS OF THE TYPE CONTEMPLATED PURSUANT TO THIS AGREEMENT AND IN THE BUSINESSES OF HLDM AND ARIZONA LNG, AND ARE THEREFORE CAPABLE OF EVALUATING THE RISKS AND MERITS OF ACQUIRING THE STOCK.  APOLLO AND APOLLO LNG FURTHER ACKNOWLEDGE THAT NEITHER SELLING STOCKHOLDER, HLDM, ARIZONA LNG, NOR ANY OF THEIR RESPECTIVE DIRECTORS, EMPLOYEES, SHAREHOLDERS, PARTNERS, MEMBERS, MANAGERS, OR OWNERS, NOR ANY OF THEIR RESPECTIVE AFFILIATES, REPRESENTATIVES, AGENTS OR CONSULTANTS HAVE MADE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE INTERPRETATIONS OR ECONOMIC EVALUATIONS RELATIVE TO EITHER COMPANY, INCLUDING WITH RESPECT TO THE FUTURE OPERATION OF EITHER COMPANY OR ITS BUSINESS, OR AS TO THE PROSPECTS (FINANCIAL OR OTHERWISE) OF EITHER COMPANY.  APOLLO AND APOLLO LNG FURTHER ACKNOWLEDGE, AGREE AND RECOGNIZE THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS CONTAINED

OR REFERRED TO IN ANY DOCUMENT PROVIDED TO APOLLO OR APOLLO LNG OR ANY OF THEIR AFFILIATES, EMPLOYEES, AGENTS OR REPRESENTATIVES, ARE PREPARED FOR INTERNAL PLANNING PURPOSES ONLY AND ARE NOT DEEMED TO BE REPRESENTATIONS AND WARRANTIES OF SELLING STOCKHOLDER, HLDM, ARIZONA LNG, OR ANY OF THEIR RESPECTIVE DIRECTORS, EMPLOYEES, SHAREHOLDERS, PARTNERS, MEMBERS OR OWNERS, OR ANY OF THEIR RESPECTIVE AFFILIATES, AGENTS, REPRESENTATIVES, OR CONSULTANTS.

IT IS EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT THE SELLING STOCKHOLDER MAKES NO WARRANTIES OF ANY KIND, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE ASSETS OR PROPERTIES OF EITHER COMPANY, WHETHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE. UPON CLOSING, APOLLO AND APOLLO LNG ACKNOWLEDGE THAT THEY HAVE HAD, OR WILL HAVE HAD, PRIOR TO CLOSING, A REASONABLE OPPORTUNITY TO CONDUCT THEIR DUE DILIGENCE ACTIVITIES AND TO INSPECT AND EXAMINE THE CONDITION OF EACH AND EVERY ASSET AND PROPERTY OF EACH COMPANY, INCLUDING THE ENVIRONMENTAL CONDITIONS OF THE ASSETS AND PROPERTIES OF EACH COMPANY, AND APOLLO AND APOLLO LNG ARE AWARE OF AND ACCEPT THE CONDITION OF EACH AND EVERY ASSET AND PROPERTY OF EACH COMPANY, INCLUDING THE ENVIRONMENTAL CONDITIONS OF SUCH ASSETS AND PROPERTIES.

8.6.                              Remedies:  Limitations on Liability.

(a)                                  Notwithstanding any other provision of this Agreement, the sole remedy of Apollo LNG or Apollo under this Agreement for a breach by Selling Stockholder of any representation or warranty set forth in Section 6.1 of this Agreement, shall be to deduct from the final payment due to Selling Stockholder under the Purchase Note, the amount to which Apollo LNG and Apollo are entitled to indemnification pursuant to Section 8.2; it being expressly understood and agreed that the Selling Stockholder shall have no obligation to satisfy any such liability to Apollo LNG or Apollo in any manner (including the payment of money), other than by such deduction from the payment under the Purchase Note.

(b)                                 IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT KEN KELLEY SHALL HAVE NO PERSONAL LIABILITY WHATSOEVER FOR ANY BREACH OF ANY WARRANTY, REPRESENTATION, COVENANT OR AGREEMENT, OR WITH RESPECT TO ANY AND ALL OTHER CLAIMS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, OR FOR ANY INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, AND THAT APOLLO AND APOLLO LNG SHALL HAVE NO RECOURSE AGAINST THE ASSETS OR PROPERTIES OF KEN KELLEY, IT BEING EXPRESSLY UNDERSTOOD AND AGREED THAT THE SOLE REMEDY OF APOLLO LNG OR APOLLO WITH RESPECT TO KEN KELLEY SHALL BE TO MAKE A DEDUCTION FROM THE FINAL PAYMENT DUE UNDER THE PURCHASE NOTE, AS PROVIDED FOR AND SUBJECT TO THE LIMITATIONS HEREIN.

(c)                                  The sole remedy of Selling Stockholder under this Agreement for a breach by Apollo and/or Apollo LNG of any representation or warranty set forth in Section 6.2 of this Agreement, shall be an increase in the final payment due to Selling Stockholder under the Purchase Note in an amount equivalent to the amount to which Selling Stockholder is entitled to indemnification pursuant to Section 8.3.

(d)                                 The maximum aggregate liability of Selling Stockholder to Apollo and Apollo LNG, collectively, for a breach by Selling Stockholder of a representation or warranty under Section 6.1, shall not exceed $1,000,000; and the maximum aggregate liability of Apollo and Apollo LNG for a breach by Apollo or Apollo LNG of a representation or warranty under Section 6.2 of this Agreement shall not exceed $1,000,000, which shall in each case be satisfied by addition to or deduction from the final payment due under the Purchase Note, as provided in Sections 8.6(a) and 8.6(c).

(e)                                  No Party will be required to indemnify another Party unless the indemnified Party’s claims with respect to a particular set of facts or circumstances exceed $50,000, and unless (and only to the extent that) the aggregate amount of the agreed to or adjudicated indemnification claims against such Party exceed $50,000.

(f)                                    NO PARTY SHALL BE LIABLE OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING LOST PROFITS, OR LOSS OF BUSINESS OPPORTUNITY OR FOR PUNITIVE DAMAGES, AS TO ANY ACT OR OMISSION WHATSOEVER, AND CHARACTERIZED AS A CONTRACT BREACH, TORT, OR OTHERWISE, WHICH ARISES OUT OF OR RELATES TO THIS AGREEMENT OR ITS PERFORMANCE OR NON-PERFORMANCE; PROVIDED THAT THIS LIMITATION ON LIABILITY SHALL NOT APPLY TO ANY CLAIMS WITH RESPECT TO WHICH A PARTY IS FOUND BY A COURT OF COMPETENT JURISDICTION TO HAVE COMMITTED ACTUAL FRAUD.

(g)                                 Each indemnified Party shall be obligated in connection with any claim for indemnification to exercise all Commercially Reasonable Efforts to mitigate the Losses associated with such claim upon and after becoming aware of any event which could reasonably be expected to give rise to such Losses.

(h)                                 The amount of any Loss suffered by a Party, including any Tax Losses, will be reduced by the amount, if any, of the recovery or Tax benefit (net of reasonable expenses incurred in connection in obtaining such recovery or benefit) such Party or its Affiliates has received, in the future receives, or may reasonably be expected to receive, or otherwise enjoys with respect thereto from any other Person, including any Affiliate (including the present value of any federal, state, or local income Tax benefit, any recovery under any insurance policies, after the deduction of any deductible payments and costs of recovery, and any offsetting deductions, credits, losses, including net operating losses and similar items).  The present value of any Tax benefit will be calculated utilizing the prevailing interest rates established by the Internal Revenue Code.

(i)                                     The obligations of the Parties for indemnification for breach of a representation or warranty under Sections 6.1 or 6.2 shall terminate after the expiration of the periods indicated in Section 8.1, except with respect to any Loss which has been the subject of written notice to the Party against whom such claim of loss is asserted prior to the expiration of such period, which notice shall preserve such claim until it is liquidated or otherwise finally resolved.

9.                                      TAX MATTERS

9.1.                              Tax Returns.  Apollo LNG shall prepare or cause to be prepared and file or cause to be filed all Tax returns with respect to HLDM and Arizona LNG for all Tax periods beginning with and subsequent to the 2006 taxable year.  Selling Stockholder shall prepare or cause to be prepared and file or cause to be filed Tax returns with respect to HLDM and Arizona LNG for all Tax periods beginning prior to the 2006 Taxable year.

9.2.                              Cooperation on Tax Matters.

(a)                                  Apollo and Apollo LNG and Selling Stockholder shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns pursuant to this Section and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Apollo, Apollo LNG and Selling Stockholder shall (i) retain all books and records in their possession with respect to Tax matters pertinent to HLDM and Arizona LNG, and their assets or businesses relating to any whole or partial taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Apollo LNG or the Selling Stockholder, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements (if any) entered into with any taxing authority, and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Apollo LNG or Selling Stockholder, as the case may be, shall allow the other Party to take possession of such books and records.

(b)                                 Apollo LNG and the Selling Stockholder further agree, upon request, to use their Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

9.3.                              Confidentiality.  Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax returns or reports, refund claims, Tax audits, Tax claims and Tax litigation, or as required by Law.

9.4.                              Audits.  The Selling Stockholder, Apollo LNG and Apollo shall provide prompt written notice to the other of any pending or written threat of a Tax audit, assessment or proceeding that it receives related to HLDM and Arizona LNG and their assets for whole or partial periods for which it is indemnified by the other Party hereunder.  Such notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any Tax authority in respect of any such matters.

9.5.                              Control of Proceedings. The Party responsible for preparing and filing the Tax return under this Agreement shall control audits and disputes relating to such Taxes (including action taken to pay, compromise or settle such Taxes). The Selling Stockholder shall control audits and disputes relating to Tax periods beginning on or before the Closing Date and ending thereafter.  Reasonable out-of-pocket expenses with respect to such contest shall be borne by the Selling Stockholder and Apollo LNG in proportion to their responsibility for such Taxes as set forth in this Agreement.  Except as otherwise provided by this Agreement, the non-controlling Party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

9.6.                              Arizona LNG Transaction.  Apollo and Apollo LNG hereby agree to pay any Taxes payable by either HLDM, Neptune Leasing, Inc., or Golden Spread Energy, Inc., arising out of the transaction described in item 1 of Schedule 6.1(i); it being expressly agreed, in this respect, that if it is determined that the value of the settlement with El Paso Field Services, and/or the acquisition of Arizona LNG, L.L.C. was or is, now or in the future, taxable to HLDM or to Neptune Leasing, Inc. and Golden Spread Energy, Inc., then Apollo and Apollo LNG shall be responsible for the payment of such Taxes.

If Apollo LNG and Apollo are required to pay any such Tax, then, in such event Apollo LNG shall have the right to encumber the assets of Arizona LNG and ALT (the “Tax Lien”) for the purpose of borrowing the funds necessary to pay such Taxes.  The Tax Lien shall have priority over any Liens created upon the assets of Arizona LNG or ALT securing the payment of the Purchase Note, but shall be inferior to the JBK Liens.

10.                               GENERAL PROVISIONS

10.1.                        Further Assurances.  Each Party hereto shall execute and/or cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated pursuant to this Agreement.

10.2.                        Waiver.  Any waiver of any term or condition of this Agreement shall not operate as a waiver of any prior or subsequent breach of such term or condition other than the breach specifically intended to be waived, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.  Prior to this Agreement being terminated as a result of the failure of a contingency or condition to be met, the Party in whose favor such failed condition or contingency exists shall have the sole and exclusive right, by written notice to the other, to waive any such condition or contingency, and if waived, said condition or contingency shall be deemed satisfied.

10.3.                        Notices.  Any notices required or capable of being rendered under the provisions of this Agreement shall be in writing and (a) hand delivered in person, (b) sent by United States Postal Service certified mail, postage prepaid, (c) sent by a recognized national overnight delivery service, or local same day delivery or courier service, addressed as shown on pages 1 and 2 of this Agreement, or (d) sent by facsimile machine.  Any notice sent by United States Postal Service certified mail shall be deemed to be effective the earlier of the actual delivery, if hand delivered in Person, or three (3) Business Days after deposit in a post office operated by the United States Postal Service.  Any notice sent by a recognized national overnight delivery service shall be deemed effective one (1) business day after deposit with such service.  Any notice personally delivered or delivered through a same-day delivery/courier service shall be deemed effective upon its receipt or refusal to accept receipt by the addressee.  Any notice sent by facsimile machine shall be deemed effective one Business Day after confirmation of the successful transmission by the sender’s facsimile machine.  Notices shall be addressed to the Parties in accordance with the information provided on pages 1 and 2 of this Agreement or to such other addresses as may be designated in writing from time to time pursuant hereto.

10.4.                        Time is of the Essence.  Time is of the essence with respect to all matters in this Agreement.  Except as expressly provided for in this Agreement, the time for performance of any obligation or taking any action under this Agreement will be deemed to expire at 12:00 o’clock midnight (central time) on the last day of the applicable time period provided for in this Agreement.

10.5.                        Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

10.6.                        No Third Party Beneficiaries.  Nothing in this Agreement or the attachments hereto, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties to it, nor is anything in this Agreement intended to relieve or discharge the obligations or liabilities of any third Person to any Party to this Agreement.

10.7.                        Texas Law and Jurisdiction.  This Agreement shall be construed pursuant to the laws of the State of Texas.  The Parties hereby consent to the exclusive personal jurisdiction of the courts in and for the State of Texas in the event of litigation pertaining hereto, with venue to lie in Dallas County.

10.8.                        Attorneys’ Fees.  If any action at Law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and disbursements from the non-prevailing Party, in addition to any other relief to which the prevailing Party may be entitled pursuant to the court’s ruling.

10.9.                        Counterparts and Facsimile Execution.  This Agreement may be executed in any number of counterparts, and by facsimile signature, each of which will be an original but all of which will constitute one and the same instrument.

10.10.                  Severability.  If any provision or provisions of this Agreement shall be held to be wholly or partially invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

10.11.                  Headings.  The headings of the several Sections of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

10.12.                  Other Offers.  From and after the mutual execution of this Agreement, and until its closure or termination as herein provided, Selling Stockholder shall not entertain any offers from any third party with respect to the sale (outside the Ordinary Course of Business) of the assets or the Stock of HLDM or the assets or the Member Units of Arizona LNG.

10.13.                  No Brokers.  Apollo and Apollo LNG represent and warrant that Apollo and Apollo LNG have not dealt with any sales agents, finders, brokers or other consultants in connection with the transaction contemplated hereunder, and has no financial obligation to any such sales agents, finders, brokers or other consultants in connection with this transaction.  Selling Stockholder represent and warrant that no broker, finder, investment banker, sales agent, or other consultants, or other Person is or will be in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Selling Stockholder, for which Apollo and Apollo LNG will have any obligation or liability.  Selling Stockholder has engaged the services of an investment banker, and Selling Stockholder shall be responsible for the payment of any fees due to such Person as a result of the transactions contemplated hereunder.  If any Person asserts a claim to a finder’s fee, brokerage commission or other compensation on account of alleged employment as a finder or broker, or the performance of services as a finder or broker in connection with the transactions contemplated hereunder, the Party under whom the finder or broker is claiming will indemnify, defend and hold the other Party and the other Party’s affiliates harmless for, from, and against any claims related thereto.  This indemnity will survive the Closing or the cancellation of this Agreement.

10.14.                  Publicity.  All notices to third parties and other publicity concerning the transactions contemplated by this Agreement, or any subsequent termination of this Agreement, shall be jointly planned and coordinated by and between Selling Stockholder, Apollo, and Apollo LNG.  No Party shall act unilaterally in this regard without the prior written approval of the others; provided, however, that such approval shall not be unreasonably withheld.  It is understood that this provision shall never prevent any Party from complying with any applicable public disclosure requirements; provided, however, that neither Party may disclose or make public the work product of any certified public accountants providing services for another Party without providing such certified public accountants with the opportunity to review, comment upon, and approve any such disclosure or publication.

10.15.                  Expenses.  Each Party to this Agreement shall pay all expenses incurred by it or on its behalf in connection with the preparation, authorization, execution and performance of this Agreement and the transactions contemplated hereunder, including but not limited to, all fees and expenses of agents, representatives, counsel, and accountants engaged by such Party.

10.16.                  Confidentiality Agreement.  The Parties agree that the Confidentiality Agreement shall remain in full force and effect, and each Party agrees to comply with its terms and conditions.

10.17.                  Disclosure Schedules; Interpretation.  Any matter set forth in a Disclosure Schedule shall be deemed disclosure also for purposes of any other Sections or Disclosure Schedules in this Agreement to which it may relate.  Failure to provide a cross reference to other applicable Sections contained in the Agreement or Disclosure Schedules shall not, however, be deemed a failure to disclose unless a reasonable person would be unable to determine that the disclosure contained in such Section or Disclosure Schedule contains enough information to qualify or otherwise apply to other representations, Sections or Disclosure Schedules contained in this Agreement.

10.18.                  Confidential Information.  Prior to the Closing Date and thereafter if the Closing fails to occur, Apollo and Apollo LNG and their representatives and Selling Stockholder and his representatives will hold in strict confidence , all data and information obtained regarding the other, their assets, the operations, and financial status obtained in connection with this transaction and the terms of this Agreement.  Except as may be required by Law or any Governmental Authority, or to obtain any consents or approvals required by this Agreement, or to their respective attorneys, accountants, lenders, insurers, utility providers and consultants, Selling Stockholder, Apollo and Apollo LNG will not, without the prior written consent of the other Part(ies), make any disclosure to third Persons or parties of the terms of this Agreement or any other matter related to the transactions contemplated by this Agreement.  Apollo and Apollo LNG and Selling Stockholder will use their Commercially Reasonable Efforts to avoid such publicity in any newspaper or magazine, or on any radio or television station, or through any other medium of publication.

10.19.                  Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in this Agreement.  All prior and contemporaneous agreements, representations and understandings of the parties, oral or written, are superseded by and merged in this Agreement.  No supplement, modification or amendment of this Agreement will be binding unless in writing and executed by Apollo and Apollo LNG and Selling Stockholder.

10.20.                  Joint and Several Liability. The liability and obligations of Apollo and Apollo LNG under this Agreement shall be joint and several.

WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

APOLLO RESOURCES INTERNATIONAL, INC.

By:

APOLLO LNG, INC.

By:

Oliver Kendall Kelley

Schedule 2.2(b)

Cash Payment Adjustment –

Combined Cash and Working Capital Calculation

The calculation of Combined Cash and Working Capital for the purpose of making adjustments to the Cash Payment pursuant to Section 2.3, shall be based solely on the balance sheet accounts set forth below.

	Arizona LNG	ALT	Combined
Projected Working Capital at Closing:
Cash	$2,100,000	$3,900,000	$6,000,000
NR – Ken Kelley	2,500,000	—	2,500,000
Account Receivable	—	3,100,000	3,100,000
Account Receivable – ALT (wholesale LNG sales)	700,000	—	700,000
LNG inventory	50,000	—	50,000
Equipment inventory	—	450,000	450,000
Prepaid expenses	2,300,000	—	2,300,000
OBA deposit	450,000	—	450,000
Gas imbalance receivable/payable	—	—	—
AP	(100,000)	(1,200,000)	(1,300,000)
AP – AzLNG (wholesale LNG purch)	—	(700,000)	(700,000)
Cash & working capital	$8,000,000	$5,550,000	$13,550,000